January [    ], 2019

Charles Schwab & Co., Inc.

211 Main Street

San Francisco, CA 94105

RE:	PIMCO Energy and Tactical Credit Opportunities Fund

With respect to the support to be provided by Charles Schwab & Co., Inc. (“Schwab”), to employees of Pacific Investment Management Company LLC, a Delaware limited liability company (“PIMCO”), who have, at the time of indication of interest in participation of the Offering (as defined below), a Schwab account with assets at least equal to the value of Common Shares (as defined below) to be allocated to such employee pursuant to this agreement (“PIMCO Employees”), and clients of independent registered investment advisors that custody and clear client assets at Schwab (“Clients”) regarding the initial public offering (the “Offering”) of the PIMCO Energy and Tactical Credit Opportunities Fund (the “Fund”), the undersigned hereby agrees to the terms and conditions set forth below.

1.

The Fund hereby directs Schwab to allocate [    ] shares of the Fund’s common shares of beneficial interest, par value $0.00001 per share (“Common Shares”), received in connection with the Fund’s initial public offering, to the accounts of the PIMCO Employees and Clients identified on Exhibit A hereto (“Directed Share Invitees”) in the corresponding amounts specified on Exhibit A hereto.

2.

The Fund hereby confirms that Schwab has not had, and will not at any time in the future have, involvement in or influence on, directly or indirectly, the Fund’s allocation decisions with respect to such Common Shares.

3.

The Fund and Schwab acknowledge that none of the underwriters set forth in the Fund’s underwriting agreement (the “Underwriting Agreement”) (and/or their affiliates/broker dealers) requested the Common Shares to be allocated to the aforementioned persons/entities.

4.

PIMCO will direct PIMCO Employees interested in participating in the Offering to utilize the phone number provided to PIMCO by Schwab to ensure Schwab can accurately track the PIMCO Employee participants and charge the appropriate compensation.

5.

Schwab will provide phone support to the PIMCO Employees from the date of this agreement to the confirmation deadline described below. To the extent that PIMCO Employee indications are not orally confirmed for purchase by the end of the confirmation deadline, which shall be Midnight ET on the night of pricing or such other time as shall be mutually agreed by the parties, such PIMCO Employee will not be allocated Common Shares. If a PIMCO Employee who has confirmed to Schwab that they will purchase Common Shares in the offering does not make payment by the settlement date, Schwab will apprise PIMCO of the number of PIMCO Employee Common Shares for which payment has not yet been received. PIMCO must then instruct Schwab as to whether an extension should be granted. Schwab, at PIMCO’s instruction, will liquidate all PIMCO Employee Common Shares for which payment has not been received. If such liquidation results in a net profit, Schwab will donate the amount of net profit to a charity selected by PIMCO. If such liquidation results in a net loss, PIMCO will make payment to Schwab in the amount of the net loss.

6.	The parties agree that the minimum purchase quantity shall be 100 Common Shares.

7.

Schwab will not receive any compensation directly from PIMCO, or from the compensation paid by PIMCO to the Fund’s underwriters pursuant to the Underwriting Agreement, on Common Shares distributed to Directed Share Invitees pursuant to this agreement.

8.

In connection with the offer and sale of Common Shares to PIMCO Employees, PIMCO agrees to indemnify, defend and hold harmless Schwab from and against any and all losses, liabilities, claims, damages and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) arising out of or in connection with Schwab’s administration of the PIMCO Employee purchases for PIMCO except to the extent than any such Losses are the result of the gross negligence, bad faith or willful misconduct of Schwab.

9.	This letter agreement shall not be assignable by any party hereto and shall be governed in all respects by the laws of the State of New York.

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If you are in agreement with the foregoing, please sign where indicated below.

Very truly yours,		Acknowledged and Agreed by:

Pacific Investment Management Company LLC		Charles Schwab & Co., Inc.

By:		By:
Name:		Name:
Title:		Title:
Date:	January [ ], 2019	Date:	January [ ], 2019

Exhibit A

Issuer Directed Investor

Accounts:	Number of Common Shares

Name of investor	[ ]
Name of investor	[ ]

Total	[ ]

B-1